                                                                      Exhibit 99

                       UNITED STATES CELLULAR CORPORATION
                         PRO FORMA FINANCIAL INFORMATION


     United States Cellular Corporation (AMEX symbol "USM") is referred to in this exhibit as the "Company." The Company is an 85.1%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS").

     From January 1 through December 31, 1993, the Company acquired controlling interests in 25 cellular markets and several additional minority cellular interests representing a total of approximately 3.8 million population equivalents. The total consideration paid for these acquisitions was approximately $284.6 million, consisting of 5.7 million Common Shares, 75,000 Series A Common Shares, the obligation to issue 140,000 Common Shares in the future, an increase in the Company's revolving credit agreement with TDS (the "Revolving Credit Agreement") of $101.5 million, 29,000 shares of subsidiary preferred stock, cash and Common Shares issued by TDS totaling $9.4 million (treated as an equity contribution to the Company), and $12.7 million in cash paid by the Company. Of this consideration, the debt under the Revolving Credit Agreement, most of the Common Shares and all of the Series A Common Shares were issued to TDS to reimburse TDS for TDS Common Shares issued and cash paid to third parties.

     As of December 31, 1993, the Company had pending agreements to acquire controlling interests in nine cellular markets and a minority interest in one additional market representing a total of approximately 1.2 million population equivalents. The total consideration to be paid for the acquisitions described in this paragraph, valued at the time such agreements were entered into, is approximately $128.4 million. If these acquisitions are completed as planned, the Company will issue approximately 3.7 million Common Shares, will increase the balance outstanding under the Revolving Credit Agreement by $400,000, will pay approximately $4.5 million in cash (expected to be funded by an additional increase in the Revolving Credit Agreement) and TDS will pay $700,000 in cash (to be treated as an equity contribution to the Company).

     Pursuant to Rule 3-05 and Rule 11-01 of Regulation S-X, the completed and pending acquisitions of businesses described in the foregoing paragraphs are not individually significant. The following pro forma financial information is included pursuant to Article 11 of Regulation S-X:

ITEM

United States Cellular Corporation Unaudited Condensed Pro Forma
          Consolidated Financial Statements

     Unaudited Condensed Pro Forma Consolidated Balance Sheet as of December 31, 1993

     Unaudited Condensed Pro Forma Consolidated Statement of
          Operations for the Year Ended December 31, 1993

     Notes to Unaudited Condensed Pro Forma Consolidated
          Financial Statements

               UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                 CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1993
                                    UNAUDITED
                                 (IN THOUSANDS)

                                     ASSETS

                                                         COMBINED       PRO FORMA
                                                         COMPLETED      ADJUSTMENTS    PRO FORMA
                                        USM              AND PENDING    INCREASE       USM
                                        CONSOLIDATED (a) ACQUISITIONS    (DECREASE)    CONSOLIDATED
                                        ---------------- ------------   ------------   ------------
CURRENT ASSETS                          $   46,033       $1,829         $    (71)(1)   $   47,791
                                        ----------       ------         --------       ----------


PROPERTY, PLANT AND EQUIPMENT
  In service                               306,118        8,557                -          314,675
  Less accumulated depreciation             59,704        2,122                -           61,826
                                        ----------       ------         --------       ----------

                                           246,414        6,435                -          252,849
                                        ----------       ------         --------       ----------


INVESTMENTS
  Cellular partnerships                     90,104            -           (1,466)(1)       88,638
  Licenses, net of amortization            824,491          619          129,885 (1)      954,995
  Marketable equity securities              17,584            -                -           17,584
  Other                                      7,701            -                -            7,701
                                        ----------       ------         --------       ----------
                                           939,880          619          128,419        1,068,918
                                        ----------       ------         --------       ----------

OTHER ASSETS AND DEFERRED CHARGES           13,069          652                -           13,721
                                        ----------       ------         --------       ----------

                                        $1,245,396       $9,535         $128,348       $1,383,279
                                        ----------       ------         --------       ----------
                                        ----------       ------         --------       ----------



The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

               UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                 CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1993
                                    UNAUDITED
                                 (IN THOUSANDS)

                      STOCKHOLDERS' EQUITY AND LIABILITIES



                                                                           COMBINED          PRO FORMA
                                                                           COMPLETED         ADJUSTMENTS         PRO FORMA
                                                         USM               AND PENDING       INCREASE            USM
                                                         CONSOLIDATED (a)  ACQUISITIONS       (DECREASE)         CONSOLIDATED
                                                         ----------------  ------------      -----------         ------------
CURRENT LIABILITIES                                      $   74,419        $ 2,124           $   (595)(1)        $   75,948
                                                         ----------        -------           --------            ----------

NOTES PAYABLE                                                     -          3,800                  -                 3,800
                                                         ----------        -------           --------            ----------

REVOLVING CREDIT AGREEMENT-TDS                              141,524              -              4,889 (1)           146,413
                                                         ----------        -------           --------            ----------

LONG-TERM DEBT, excluding current portion                    51,130          2,517                  -                53,647
                                                         ----------        -------           --------            ----------

DEFERRED LIABILITIES AND CREDITS                              3,768          1,593                  -                 5,361
                                                         ----------        -------           --------            ----------

REDEEMABLE PREFERRED STOCK, excluding
  current portion                                            18,828              -                  -                18,828
                                                         ----------        -------           --------            ----------

MINORITY INTEREST                                            15,599              -                  -                15,599
                                                         ----------        -------           --------            ----------

COMMON STOCKHOLDERS' EQUITY
  Common Shares, par value $1 per share                      36,960             10              3,696 (1)            40,666
  Series A Common Shares, par value $1 per share             33,006              -                  -                33,006
  Additional paid in capital                                867,947          2,536            117,313 (1)           987,796
  Common Shares issuable, 5,529,557 shares                  103,266              -                  -               103,266
  Retained (deficit)                                       (101,051)        (3,045)             3,045 (1)          (101,051)
                                                         ----------        -------           --------            ----------
    Total common stockholders' equity                       940,128           (499)           124,054             1,063,683
                                                         ----------        -------           --------            ----------

                                                         $1,245,396        $ 9,535           $128,348            $1,383,279
                                                         ----------        -------           --------            ----------
                                                         ----------        -------           --------            ----------


The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

               UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
            CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                    UNAUDITED
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                           COMBINED          PRO FORMA
                                                                           COMPLETED         ADJUSTMENTS         PRO FORMA
                                                       USM                 AND PENDING       INCREASE            USM
                                                       CONSOLIDATED        ACQUISITIONS(b)    (DECREASE)         CONSOLIDATED
                                                       ------------        ---------------   -----------         ------------
OPERATING REVENUES
  Service                                              $236,749            $17,528           $     -             $254,277
  Equipment sales                                        10,510                966                 -               11,476
                                                       --------            -------           -------             --------
    Total Operating Revenues                            247,259             18,494                 -              265,753
                                                       --------            -------           -------             --------

OPERATING EXPENSES
  System operations                                      67,251              7,776                 -               75,027
  Marketing and selling                                  43,478              2,227                 -               45,705
  Cost of equipment sold                                 25,688              1,602                 -               27,290
  General and administrative                             74,471              9,159                 -               83,630
  Depreciation and amortization                          45,027              2,419             4,255 (3)           51,701
                                                       --------            -------           -------             --------
    Total Operating Expenses                            255,915             23,183             4,255              283,353
                                                       --------            -------           -------             --------

OPERATING (LOSS) BEFORE MINORITY SHARE                   (8,656)            (4,689)           (4,255)             (17,600)
  Minority share of operating (income)                   (3,496)                 -                76 (2)           (3,420)
                                                       --------            -------           -------             --------

OPERATING (LOSS)                                        (12,152)            (4,689)           (4,179)             (21,020)
                                                       --------            -------           -------             --------

INVESTMENT AND OTHER INCOME
  Investment income                                      16,922                  -               896 (4)           17,818
  Amortization of license and deferred costs
    related to investments                                 (917)                 -               (28)(3)             (945)
  Interest income                                         2,652                119              (351)(5)            2,420
  Other (expense), net                                     (915)               (79)                -                 (994)
  Gain on sale of cellular interests                      4,851                  -                 -                4,851
                                                       --------            -------           -------             --------
    Total Investment and Other Income                    22,593                 40               517               23,150
                                                       --------            -------           -------             --------

INCOME (LOSS) BEFORE INTEREST AND
  INCOME TAXES                                           10,441             (4,649)           (3,662)               2,130
  Interest expense                                       33,190              2,213              (351)(5)           36,332
                                                                                               1,280 (6)
                                                       --------            -------           -------             --------

(LOSS) BEFORE INCOME TAXES                              (22,749)            (6,862)           (4,591)             (34,202)
  Income tax expense                                      2,692                  -                 - (7)            2,692
                                                       --------            -------           -------             --------

NET (LOSS)                                             $(25,441)           $(6,862)          $(4,591)            $(36,894)
                                                       --------            -------           -------             --------
                                                       --------            -------           -------             --------

WEIGHTED AVERAGE COMMON SHARES                           57,152                                6,448               63,600
                                                       --------                              -------             --------
                                                       --------                              -------             --------

(LOSS) PER COMMON SHARE                                $   (.45)                                                 $   (.58)
                                                       --------                                                  --------
                                                       --------                                                  --------

The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                       UNITED STATES CELLULAR CORPORATION
         NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


     (a) Includes the balance sheets of the entities discussed in the second paragraph of this exhibit.

     (b) Includes the income statements of the entities discussed in the second paragraph of this exhibit prior to the date of acquisition by the Company, as well as each of the income statements of the entities for which acquisition by the Company is pending as of the date of this Form 10-K.

     (c)  The pro forma adjustments are described in the following paragraphs:

     (1) Reflects the Company's acquisition of the cellular interests described in the third paragraph of this exhibit. Also reflects the elimination of the equity of these interests in purchase transactions and the allocation of the purchase price to cellular license acquisition costs (in thousands).


     Purchase price (aggregate)                                       $128,445

     Plus:  acquired companies' negative equity at
       December 31, 1993                                                 1,440
                                                                      --------

     Purchase price to be allocated                                   $129,885
                                                                      --------
                                                                      --------

     Purchase price in excess of book value--

         Cellular operations--consolidated                            $ 60,869
         Cellular operations--equity method                             69,016
                                                                      --------

                                                                      $129,885
                                                                      --------
                                                                      --------

     The pro forma allocations of the purchase prices to the acquired entities' assets as set forth above are based upon preliminary estimates of the values of those assets.

     (2) Reflects the minority shareholders' portion of acquired companies' net income and the elimination of the minority shareholders' portion of net income of companies in which the Company acquired additional minority interests.

     (3) Reflects the amortization of assumed costs in excess of book value. All excess cost amounts are assumed to be amortized over 40 years.

     (4) Reflects the elimination of the equity-method losses of acquired entities which are consolidated in the Pro Forma Consolidated Statements of Operations.

     (5) Reflects the elimination of intercompany interest income and interest expense between the Company and several acquired entities. The acquired entities were previously accounted for by the equity method of accounting (see
Note 4).

     (6) Reflects the estimated interest expense incurred as a result of increases in the Revolving Credit Agreement in connection with the acquisitions included in the Condensed Pro Forma Consolidated Statements of Operations.

     (7) The Company is included in a consolidated federal income tax return with other members of the TDS consolidated group. TDS and the Company entered into a Tax Allocation Agreement (the "Agreement") effective July 1, 1987. The Agreement provides, among other things, that the Company and its subsidiaries be included in a consolidated federal income tax return with the TDS affiliated group unless TDS requests otherwise. The Company and its subsidiaries calculate their losses and credits as if they comprised a separate affiliated group.
Under the Agreement, the Company is able to carry forward its losses and credits and use them to offset any future income tax liabilities to TDS. Accordingly, no pro forma income tax benefits arising from the pro forma effects of acquisitions have been recorded in the Condensed Pro Forma Consolidated Statements of Operations.